Exhibit 99.1

For Immediate Release	Contact: Barbara Anderson Phone: 203-422-8100 Email:investorrelations@stwdreit.com
Starwood Property Trust to Acquire $503M Diversified Loan Portfolio
Greenwich, CT (February 19, 2010) Starwood Property Trust (NYSE: STWD), a real estate investment trust focused primarily on originating, investing in, and financing commercial mortgage loans and other commercial real estate-related debt investments, today announced that it has signed a definitive agreement to acquire a $503 million portfolio of performing commercial mortgages from TIAA-CREF for approximately $510 million, plus accrued interest.
The fixed-rate portfolio consists of 18 senior first mortgage A-notes and 2 junior first mortgage B-notes (collectively, the “Loans”) secured by retail and office assets totaling 4.5 million square feet across 10 states. The weighted average debt yield on the portfolio is 17.7% with a weighted average remaining term of 1.7 years and a weighted average coupon of 7.75%. The debt service coverage ratio on the portfolio is approximately 1.8x.
The portfolio is approximately 96% occupied and has expected tenant rollover of 5.7% and 5.2% in 2010 and 2011, respectively. All of the notes in the portfolio were originated prior to 2003 and the owners of the assets are predominantly publicly traded entities and well-known real estate private equity firms.
“This is a very significant investment for our company,” commented Barry Sternlicht, Chief Executive Officer of Starwood Property Trust. “With the acquisition of this high quality loan portfolio, Starwood Property Trust will have deployed approximately $800 million of the capital we initially raised in August. The focus of our investments is safety and yield, and this investment’s high debt yield and relatively short duration should allow us to reinvest capital as the loans mature or provide a built in pipeline of originations. Almost 20% of this portfolio will mature within one year and as such these assets are an extremely attractive alternative for cash. They also can be modified, extended or rolled into new term debt and can be levered short term if, necessary. In total this acquisition aligns with our investment strategy and provides meaningful support to reexamine our dividend policy.”
The acquisition is expected to close by the end of February 2010, subject to a delayed closing on certain of the Loans.
The portfolio has a targeted levered return of between 11.0% and 13.0%. The Company is currently in advanced discussions to implement financing in the near term.

Forward Looking Statements
Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, the Company’s ability to obtain financing on acceptable terms, general economic conditions, and other risks detailed from time to time in the Company’s reports filed with the SEC. The Company does not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
About Starwood Property Trust, Inc.
Starwood Property Trust, Inc. (NYSE: STWD) is a newly formed company that is focused primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.

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